                                                                    Exhibit 99.1

MATERIAL SCIENCES CORPORATION
ELECTS TWO NEW BOARD MEMBERS

ELK GROVE VILLAGE, IL, MARCH 4, 2003-----Material Sciences Corporation (NYSE:MSC), a leading provider of material-based solutions for electronic, acoustical/thermal, and coated metal applications, today announced the election of two members to its board of directors----John D. Roach and Curtis G. Solsvig III.

"We are extremely pleased to welcome John and Curtis to our board as independent directors," said Gerald G. Nadig, chairman, president and chief executive officer. "Their breadth of experience in corporate governance, operations and business development will prove invaluable as we pursue the strategic growth objectives of the company."

John D. Roach, 59, is chairman and CEO of Stonegate International, a private investment and advisory services company based in Dallas, Texas. Prior to this, Roach founded Builders FirstSource, Inc. in 1998 and served as chairman, president and CEO of the company, which is the second largest distributor of building products to production homebuilders. From 1991 to 1997, Roach was chairman, president and CEO of Fibreboard Corporation. Prior to 1991, he had been executive vice president of Johns Manville Corporation, which he joined in 1987 as chief financial officer. Roach also was a strategy consultant for seventeen years with Braxton Associates, Booz, Allen & Hamilton and The Boston Consulting Group. He earned a master's degree in business administration from the Stanford Graduate School of Business and a bachelor's degree in industrial management from Massachusetts Institute of Technology. Roach serves on the boards of PMI Group, Inc., Kaiser Aluminum, URS Corp. and the Dallas Symphony Association. He previously served on several other boards including Washington Group International, Inc., (formerly Morrison-Knudsen Corporation), Magma Power and the American Stock Exchange.

Curtis G. Solsvig III, 48, is managing director of Everett & Solsvig, a New York based management consulting and portfolio management services company that he founded in 2002. He previously served as president of Gerhardt, Inc., a company he formed in 1991 to provide management consulting services in workout and turnaround situations. Prior to 1991, Solsvig held management positions with Alvarez & Marsal, Inc. and The Boston Consulting Group where he worked on a wide variety of consulting assignments. Solsvig is a graduate of Harvard University where he received a master's degree in business administration and a bachelor's degree in economics. He serves on the boards of Egerton Capital, ESS Holdings, and Pangborn, Inc.

Material Sciences Corporation is a leading provider of material-based solutions for electronic, acoustical/thermal, and coated metal applications. MSC uses its expertise in materials, which it leverages through relationships and a network of partners, to solve customer-specific problems, overcoming technical barriers and enhancing performance. MSC differentiates itself on the basis of its strong customer orientation, knowledge of materials combined with a deep understanding of its markets, and the offer of specific value propositions that define how it will create and share economic value with its customers. Economic Value Added is MSC's primary financial management and incentive compensation measure. The company's stock is traded on the New York Stock Exchange under the symbol MSC and is included in the Standard & Poor's SmallCap 600 Index and the Russell 2000 Index.